Exhibit 99.1

OfficeMax Incorporated
263 Shuman Boulevard Naperville, IL 60563

News Release

OfficeMax Media Contacts		OfficeMax Investor Contact
Bill Bonner	Jennifer Rook	Mike Steele
630 864 6066	630 864 6057	630 864 6826

For Immediate Release: November 13, 2008

OFFICEMAX ANNOUNCES PROACTIVE COST REDUCTION INITIATIVE

Naperville, Ill. – OfficeMax Incorporated (NYSE:OMX) today announced that, as part of its ongoing efforts to reduce operating costs in the current challenging economic climate, the company is eliminating approximately 245 corporate staff and field management positions in its North American operation.  The company estimates this action will reduce ongoing operating costs by approximately $20 million with a related severance cost of approximately $8.5 million.

 “Challenging economic conditions require we take proactive steps to maintain a solid business position that will support long-term growth,” said Sam Duncan, chairman and chief executive officer of OfficeMax.  “The decision to reduce staff is difficult, but is a necessary and realistic response to the environment we are operating in.”

OfficeMax has already taken proactive steps to refine its operations and increase cost efficiencies, including a recent reorganization of retail management that reduced store management and reallocated payroll to key selling positions.  The company also recently announced that it does not expect to have net  new retail store growth in 2009, and has delayed its store remodel program until economic conditions improve.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that the impact of the  staff reduction on the company will be as described in the release, or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 29, 2007, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

About OfficeMax® Incorporated

OfficeMax Incorporated is a leader in both business-to-business and retail office products distribution. The OfficeMax mission is simple: to help our customers do their best work. The company provides office supplies, print and document services through OfficeMax Impress™, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by more than 30,000 associates through direct sales, catalogs, e-commerce and more than 1,000 stores. For more information, visit: http://www.officemax.com.